                              UNITED STATES

                    SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934

                          (Amendment No.   1   )*
                                         ------

                            CARREKER-ANTINORI, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                   Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                144433 10 9
                     ----------------------------------
                              (CUSIP Number)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 5
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CUSIP No. 144433 10 9
          -----------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Ron Antinori
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
 Number of                    (5) Sole Voting Power
 Shares                           2,483,400
 Beneficially                --------------------------------------------------
 Owned                        (6) Shared Voting Power
 by Each                          403,411
 Reporting                   --------------------------------------------------
 Person With:                 (7) Sole Dispositive Power
                                  2,483,400
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  403,411
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     2,886,811
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                   / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     15.72%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------


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ITEM 1.

     (a)  NAME OF ISSUER:
          CARREKER-ANTINORI, INC.

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
          14001 NORTH DALLAS PARKWAY, SUITE 1100
          DALLAS, TEXAS 75240

ITEM 2.

     (a)  NAME OF PERSON FILING:
          RON ANTINORI

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
               14001 N. Dallas Pkwy.
               Suite 1100
               Dallas, Texas 75240

          RESIDENCE:


     (c)  CITIZENSHIP:
          United States

     (d)  TITLE OF CLASS OF SECURITIES:
          Common Stock, par value $.01 per share

     (e)  CUSIP No:
          144433 10 9

ITEM 3. IF THIS STATEMENTS IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ]   Broker or dealer registered under section 15 of the Act.
     (b)  [ ]   Bank as defined in section 3(a)(6) of the Act.
     (c)  [ ]   Insurance company as defined in section 3(a)(19) of the Act.
     (d)  [ ]   Investment company registered under section 8 of the Investment
                Company Act (15 U.S.C. 80a-8).
     (e)  [ ]   Investment adviser registered in accordance with section
                240.13d-1(b)(1)(ii)(E).
     (f)  [ ]   Employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).
     (g)  [ ]   Parent holding company, in accordance with section
                240.13d-1(b)(1)(ii)(G)
     (h)  [ ]   A savings association as defined in section 3(b) of the Federal
                Deposit Insurance Act (12 U.S.C. 1813).
     (i)  [ ]   A church plan that is excluded from the definition of an
                investment company under section 3(c)(14) of the Investment
                Company Act of 1940 (15 U.S.C. 80a-3).
     (j)  [ ]   Group,in accordance with section 240.13d-1(b)(1)(ii)(J).


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ITEM 4.  OWNERSHIP:

    (a)  AMOUNT BENEFICIALLY OWNED:
         2,886,811
    ---------------------------------------------------------------------------

    (b)  PERCENT OF CLASS:
         15.72%
    ---------------------------------------------------------------------------

    (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

          (i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE
               2,483,400
              -----------------------------------------------------------------
         (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
               403,411
              -----------------------------------------------------------------
        (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
               2,483,400
              -----------------------------------------------------------------
         (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
               403,411
              -----------------------------------------------------------------


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

     Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

     Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

     Not Applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

     Not Applicable.


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ITEM 10.  CERTIFICATION:

(a) The following certification shall be included if the statement is filed pursuant to section 240.13d-(1)(b):

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(b) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(c):

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

          SIGNATURE.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

                                       February 23, 1999

                                       /s/ Terry L. Gage
                                       -----------------------------------
                                       Signature
                                       Terry L. Gage,
                                       Executive Vice President/
                                       Chief Financial Officer
                                       -----------------------------------
                                       Name/Title



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